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                                                                    Exhibit 23.3


                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2004, with respect to the financial statements and schedule of Axon Instruments, Inc. included in the Joint Proxy Statement of Molecular Devices Corporation and Axon Instruments, Inc. that is made part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-114934) and related Prospectus of Molecular Devices Corporation for the registration of shares of its common stock and the associated preferred share purchase rights.



                                                /s/ Ernst & Young

Melbourne, Australia

May 20, 2004